Exhibit 99.1

Greg Webb Named Sabre Vice Chairman;
Sean Menke Appointed President of Sabre Travel Network

SOUTHLAKE, Texas, September 9, 2015 - Sabre Corporation (NASDAQ: SABR), the leading technology provider to the global travel industry, has named Greg Webb, currently executive vice president of Sabre and president of Sabre Travel Network, to the new role of Sabre vice chairman, effective immediately. In this new role reporting to Sabre President and Chief Executive Officer Tom Klein, Webb will be responsible for customer engagement and global development initiatives.
“In a stellar 20-year Sabre career, including the past five years successfully leading Sabre Travel Network, Greg has achieved a long list of accomplishments to support Sabre’s success, the most recent being Sabre’s acquisiton of Abacus International, the leading travel marketplace in the Asia-Pacific region,” said Tom Klein. “In his new role as Sabre vice chairman, Greg will help identify and champion growth opportunities around the world across all our businesses.”
Sabre also announced that Sean Menke, 46, will join the company, effective Oct. 5, as executive vice president of Sabre and president of Sabre Travel Network. In this role reporting to Tom Klein, Menke will be accountable for Sabre’s global distribution system, the world’s leading travel marketplace.
“As a former airline CEO and information technology executive, Sean brings deep aviation, travel and technology industry experience and a proven track record of driving sustainable top-line growth, and he will be a great addition to our leadership team,” Klein said.
Menke brings to Sabre more than 20 years of experience in executive leadership roles in the travel and technology industries. Most recently, he served as executive vice president and chief operations officer of Hawaiian Airlines. Previously, Menke was executive vice president, Resources at IHS, Inc., a global information technology company. Prior to that, he served as president and CEO of Pinnacle Airlines, president and CEO of Frontier Airlines, and executive vice president and chief commercial officer at Air Canada. Early in his career, he held leadership roles with United Airlines, Western Pacific Airlines and America West Airlines.
About Sabre Corporation
Sabre Corporation is the leading technology provider to the global travel and tourism industry. Sabre’s software, data, mobile and distribution solutions are used by hundreds of airlines and thousands of hotel properties to manage critical operations, including passenger and guest reservations, revenue management, flight, network and crew management. Sabre also operates a leading global travel marketplace, which processes more than $110 billion of estimated travel spend annually by connecting travel buyers and suppliers. Headquartered in Southlake, Texas, USA, Sabre serves customers in more than 160 countries around the world.
# # #